Exhibit 10.2

MANAGEMENT AGREEMENT

by and between

American Capital Agency Corp.

and

American Capital Agency Management, LLC

Dated as of •, 2008

MANAGEMENT AGREEMENT, dated as of •, 2008, by and between American Capital Agency Corp., a Delaware corporation (the “Company”) and American Capital Agency Management, LLC, a Delaware limited liability company (the “Manager”) a subsidiary of a wholly-owned portfolio company of American Capital Strategies, Ltd., a Delaware corporation (“American Capital”).

W I T N E S S E T H:

WHEREAS, the Company is a newly formed corporation which intends to invest exclusively in single-family residential mortgage pass-through securities and collateralized mortgage obligations for which the principal and interest payments, if applicable, are guaranteed by (i) a U.S. Government agency such as the Government National Mortgage Association, or (ii) a U.S. Government-sponsored entity such as the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation (collectively, “Agency Securities”) and intends to qualify as a real estate investment trust for federal income tax purposes and will elect to receive the tax benefits accorded by Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Company desires to retain the Manager to administer the business activities and day-to-day operations of the Company and to perform services for the Company in the manner and on the terms set forth herein and the Manager wishes to be retained to provide such services.

NOW THEREFORE, in consideration of the premises and agreements hereinafter set forth, the parties hereto hereby agree as follows:

Section 1. Definitions.

(a) The following terms shall have the meanings set forth in this Section 1(a):

“Administrative Services Agreement” means an agreement between the Manager and American Capital whereby American Capital agrees to provide the Manager with the personnel, services and resources necessary for the Manager to perform its obligations and responsibilities under this Agreement in exchange for certain fees payable by the Manager.

“Affiliate” means (i) any Person directly or indirectly controlling, controlled by, or under common control with such other Person, (ii) any executive officer, general partner or employee of such other Person, (iii) any member of the board of directors or board of managers (or bodies performing similar functions) of such Person, and (iv) any legal entity for which such Person acts as an executive officer or general partner.

“Agency Securities” has the meaning set forth in the Recitals.

“Agreement” means this Management Agreement, as amended, supplemented or otherwise modified from time to time.

“American Capital” has the meaning set forth in the Recitals.

“Automatic Renewal Term” has the meaning set forth in Section 10(b) hereof.

“Base Management Fee” means the base management fee, calculated and payable monthly in arrears, in an amount equal to one-twelfth of 1.00% of Equity.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day except a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to be open.

“Claim” has the meaning set forth in Section 8(c) hereof.

“Closing Date” means the date of closing of the Initial Public Offering.

“Code” has the meaning set forth in the Recitals.

“Common Stock” means the common stock, par value $0.01, of the Company.

“Company” has the meaning set forth in the Recitals.

“Company Indemnified Party” has meaning set forth in Section 8(b) hereof.

“Company Permitted Disclosure Parties” has the meaning set forth in Section 5(b) hereof.

“Conduct Policies” has the meaning set forth in Section 2(k) hereof.

“Confidential Information” has the meaning set forth in Section 5 hereof.

“Core Earnings” means the net income (loss), computed in accordance with GAAP, excluding non-cash equity compensation expense, the Incentive Compensation and any unrealized gains or losses or other items that are included in net income; provided, that, for the purposes of determining the Incentive Compensation, the foregoing calculation of Core Earnings shall be adjusted to exclude (i) one-time events pursuant to changes in GAAP, and (ii) certain non-cash charges, in each case after discussions between the Manager and the Independent Directors if approved by at least a majority of the then incumbent Independent Directors.

“Effective Termination Date” has the meaning set forth in Section 10(c) hereof.

“Equity” means the Company’s month-end stockholders’ equity, adjusted to exclude the effect of any unrealized gains or losses included in either retained earnings or other comprehensive income (loss), each computed in accordance with GAAP.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in effect in the United States on the date such principles are applied.

“Governing Instruments” means, with regard to any entity, the articles of incorporation or certificate of incorporation and bylaws in the case of a corporation, the partnership agreement in the case of a general or limited partnership or the certificate of formation and operating agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents in each case as amended.

“Incentive Compensation” means the incentive management fee calculated and payable with respect to each calendar quarter (or part thereof that this Agreement is in effect) in arrears in an amount, not less than zero, equal to the difference between (1) the product of (a) 25% and (b) the difference between (i) Core Earnings of the Company for the previous 12-month period, and (ii) the weighted average of the issue price per share of the Common Stock of all of the Company’s public offerings of Common Stock multiplied by the weighted average number of shares of Common Stock outstanding in the previous 12-month period, multiplied by the greater of (A) 8.00% or (B) 2.00% plus the Ten-Year U.S. Treasury Rate for such 12-month period, and (2) the sum of any Incentive Compensation paid to the Manager with respect to the first three calendar quarters of such previous 12-month period. For the avoidance of doubt, the Incentive Compensation does not include the Stock-Based Compensation.

For purposes of calculating the Incentive Compensation prior to the completion of a 12-month period during the term of this Agreement, Core Earnings shall be calculated on the basis of the number of days that this Agreement has been in effect on an annualized basis.

If the Effective Termination Date does not correspond to the end of a calendar quarter, the Manager shall be entitled to the Incentive Compensation for the period beginning on the day after the end of the calendar quarter immediately preceding the Effective Termination Date and ending on the Effective Termination Date, which Incentive Compensation shall be calculated using Core Earnings for the 12-month period ending on the Effective Termination Date.

“Indemnified Party” has the meaning set forth in Section 8(b) hereof.

“Independent Director” means a member of the Board of Directors who is “independent” in accordance with the Company’s Governing Instruments and the rules of Nasdaq or such other securities exchange on which the shares of Common Stock are listed.

“Initial Public Offering” means the Company’s sale of Common Stock to the public through underwriting pursuant to the Company’s Registration Statement on Form S-11 (No. 333-149167).

“Investment Committee” means the investment committee formed by the Manager, the members of which shall consist of officers of American Capital, the Manager and/or American Capital’s other Affiliates.

“Initial Term” has the meaning set forth in Section 10(a) hereof.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Guidelines” means the investment guidelines proposed by the Investment Committee and approved by the Board of Directors, a copy of which is attached hereto as Exhibit A, as the same may amended, restated, modified, supplemented or waived by the Investment Committee, subject to the consent of a majority of the entire Board of Directors (which must include a majority of the then incumbent Independent Directors).

“Last Appraiser” has the meaning set forth in Section 6(g) hereof.

“Losses” has the meaning set forth in Section 8(a) hereof.

“Manager” has the meaning set forth in the Recitals.

“Manager Indemnified Party” has the meaning set forth in Section 8(a) hereof.

“Manager Permitted Disclosure Parties” has the meaning set forth in Section 5(a) hereof.

“Nasdaq” means The NASDAQ Stock Market, Inc.

“Notice of Proposal to Negotiate” has the meaning set forth in Section 10(d) hereof.

“Person” means any natural person, corporation, partnership, association, limited liability company, estate, trust, joint venture, any federal, state, county or municipal government or any bureau, department or agency thereof or any other legal entity and any fiduciary acting in such capacity on behalf of the foregoing.

“REIT” means a “real estate investment trust” as defined under the Code.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Stock-Based Compensation” has the meaning set forth in Section 6(h) hereof.

“Subsidiary” means any subsidiary of the Company and any partnership, the general partner of which is the Company or any subsidiary of the Company, and any limited liability company, the managing member of which is the Company or any subsidiary of the Company.

“Ten-Year U.S. Treasury Rate” means the arithmetic average of the weekly average yield to maturity for actively traded current coupon U.S. Treasury fixed interest rate securities (adjusted to constant maturities of ten years) published by the Federal Reserve Board in publication H.15, or any successor publication, during a 12-month period, or, if such rate is not published by the Federal Reserve Board, any Federal Reserve Bank or agency or department of the U.S. Federal government selected by the Company. If the Company determines in good faith that the Ten Year U.S. Treasury Rate cannot be calculated as provided above, then the rate shall be the arithmetic average of the per annum average yields to maturities, based upon closing asked prices on each Business Day during such 12-month period, for each actively traded marketable U.S. Treasury fixed interest rate security with a final maturity date not less than eight nor more than 12 years from the date of the closing asked prices as chosen and quoted for each Business Day in each such 12-month period in New York City by at least three recognized dealers in U.S. government securities selected by the Company.

“Termination Fee” means a termination fee equal to three (3) times the sum of (i) the average annual Base Management Fee, and (ii) average annual Incentive Compensation, in each case earned by the Manager during the 24-month period immediately preceding the most recently completed calendar quarter prior to the Effective Termination Date.

“Termination Notice” has the meaning set forth in Section 10(c) hereof.

“Termination Without Cause” has the meaning set forth in Section 10(c) hereof.

“Valuation Notice” has the meaning set forth in Section 6(g) hereof.

(b) As used herein, accounting terms relating to the Company and its Subsidiaries, if any, not defined in Section 1(a) and accounting terms partly defined in Section 1(a), to the extent not defined, shall have the respective meanings given to them under United States generally accepted accounting principles. As used herein, “calendar quarters” shall mean the period from January 1 to March 31, April 1 to June 30, July 1 to September 30 and October 1 to December 31 of the applicable year.

(c) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The words include, includes and including shall be deemed to be followed by the phrase “without limitation.”

Section 2. Appointment and Duties of the Manager.

(a) The Company hereby appoints the Manager to manage the investments and day-to-day operations of the Company and its Subsidiaries, subject at all times to the further terms and conditions set forth in this Agreement and to the supervision of, and such further limitations or parameters as may be imposed from time to time by, the Board of Directors.

The Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein, provided that funds are made available by the Company for such purposes as set forth in Section 7 hereof. The appointment of the Manager shall be exclusive to the Manager, except to the extent that the Manager elects, in its sole and absolute discretion, in accordance with the terms of this Agreement, to cause the duties of the Manager as set forth herein to be provided by third parties.

(b) The Manager, in its capacity as manager of the investments and the operations of the Company, at all times will be subject to the supervision and direction of the Board of Directors and will have only such functions and authority as the Board of Directors may delegate to it, including, without limitation, the functions and authority identified herein and delegated to the Manager hereby. The Manager will be responsible for the day-to-day operations of the Company and will perform (or cause to be performed) such services and activities relating to the investments and operations of the Company as may be appropriate, which may include, without limitation:

(i) forming and maintaining the Investment Committee, which will have the following responsibilities: (A) proposing the Investment Guidelines to the Board of Directors, (B) reviewing the Company’s investment portfolio for compliance with the Investment Guidelines on a monthly basis, (C) reviewing the Investment Guidelines adopted by the Board of Directors on a periodic basis, (D) reviewing the diversification of the Company’s investment portfolio and the Company’s hedging and financing strategies on a monthly basis, and (E) generally be responsible for conducting or overseeing the provision of the services set forth in this Section 2.

(ii) serving as the Company’s consultant with respect to the periodic review of the investments, borrowings and operations of the Company and other policies and recommendations with respect thereto, including, without limitation, the Investment Guidelines, in each case subject to the approval of the Board of Directors;

(iii) serving as the Company’s consultant with respect to the selection, purchase, monitoring and disposition of the Company’s investments;

(iv) serving as the Company’s consultant with respect to decisions regarding any financings, hedging activities or borrowings undertaken by the Company or its Subsidiaries, including (1) assisting the Company in developing criteria for debt and equity financing that is specifically tailored to the Company’s investment objectives, and (2) advising the Company with respect to obtaining appropriate financing for its investments;

(v) advising the Company with respect to incentive plans that the Company may establish for the Independent Directors;

(vi) purchasing and financing investments on behalf of the Company;

(vii) providing the Company with portfolio management;

(viii) engaging and supervising, on behalf of the Company and at the Company’s expense, independent contractors that provide real estate, investment banking, securities brokerage, insurance, legal, accounting, transfer agent, registrar and such other services as may be required relating to the Company’s operations or investments (or potential investments);

(ix) providing executive and administrative personnel, office space and office services required in rendering services to the Company;

(x) performing and supervising the performance of administrative functions necessary in the management of the Company as may be agreed upon by the Manager and the Board of Directors, including, without limitation, the services in respect of any equity incentive plan the Company may establish for the Independent Directors, the collection of revenues and the payment of the Company’s debts and obligations and maintenance of appropriate information technology services to perform such administrative functions;

(xi) communicating on behalf of the Company with the holders of any equity or debt securities of the Company as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading exchanges or markets and to maintain effective relations with such holders, including website maintenance, logo design, analyst presentations, investor conferences and annual meeting arrangements;

(xii) counseling the Company in connection with policy decisions to be made by the Board of Directors;

(xiii) evaluating and recommending to the Company hedging strategies and engaging in hedging activities on behalf of the Company, consistent with such strategies, as so modified from time to time, with the Company’s qualification as a REIT and with the Investment Guidelines;

(xiv) counseling the Company regarding the maintenance of its qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and U.S. Treasury regulations promulgated thereunder;

(xv) counseling the Company regarding the maintenance of its exemption from status as an investment company under the Investment Company Act and monitoring compliance with the requirements for maintaining such exemption;

(xvi) furnishing reports and statistical and economic research to the Company regarding the activities and services performed for the Company or its Subsidiaries, if any, by the Manager;

(xvii) monitoring the operating performance of the Company’s investments and providing periodic reports with respect thereto to the Board of Directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xviii) investing and re-investing any monies and securities of the Company (including in short-term investments, payment of fees, costs and expenses, or payments of dividends or distributions to stockholders and partners of the Company) and advising the Company as to its capital structure and capital-raising activities;

(xix) causing the Company to retain qualified accountants and legal counsel, as applicable, to (i) assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and, if applicable, taxable REIT subsidiaries and (ii) conduct quarterly compliance reviews with respect thereto;

(xx) causing the Company to qualify to do business in all jurisdictions in which such qualification is required and to obtain and maintain all appropriate licenses;

(xxi) assisting the Company in complying with all regulatory requirements applicable to the Company in respect of its business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act or the Securities Act;

(xxii) taking all necessary actions to enable the Company and any Subsidiaries to make required tax filings and reports, including soliciting stockholders for required information to the extent necessary under the Code and U.S. Treasury regulations applicable to REITs;

(xxiii) handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company may be involved or to which the Company may be subject arising out of the Company’s day-to-day operations;

(xxiv) arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote the business of the Company;

(xxv) using commercially reasonable efforts to cause expenses incurred by or on behalf of the Company to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Board of Directors from time to time;

(xxvi) performing such other services as may be required from time to time for the management and other activities relating to the assets of the Company as the Board of Directors shall reasonably request or the Manager shall deem appropriate under the particular circumstances; and

(xxvii) using commercially reasonable efforts to cause the Company to comply with all applicable laws.

(c) The Manager may retain, for and on behalf, and at the sole cost and expense, of the Company, such services of the persons and firms referred to in Section 7(b) hereof as the Manager deems necessary or advisable in connection with the management and operations of the Company. In performing its duties under this Section 2, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other professional service providers) hired by the Manager at the Company’s sole cost and expense.

(d) The Manager shall refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with the Investment Guidelines, (ii) would adversely affect the qualification of the Company as a REIT under the Code or the Company’s status as an entity excluded from investment company status under the Investment Company Act, or (iii) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or of any exchange on which the securities of the Company may be listed or that would otherwise not be permitted by the Company’s Governing Instruments. If the Manager is ordered to take any action by the Board of Directors, the Manager shall promptly notify the Board of Directors if it is the Manager’s judgment that such action would adversely affect such status or violate any such law, rule or regulation or the Governing Instruments. Notwithstanding the foregoing, neither the Manager nor any of its Affiliates (including American Capital) shall be liable to the Company, the Board of Directors, or the Company’s stockholders for any act or omission by the Manager or any of its Affiliates, except as provided in Section 8 of this Agreement.

(e) The Company (including the Board of Directors) agrees to take all actions reasonably required to permit and enable the Manager to carry out its duties and obligations under this Agreement, including, without limitation, all steps reasonably necessary to allow the Manager to file any registration statement or other filing required to be made under the Securities Act, Exchange Act, Nasdaq, Code or other applicable law, rule or regulation on behalf of the Company in a timely manner. The Company further agrees to use commercially reasonable efforts to make available to the Manager all resources, information and materials reasonably requested by the Manager to enable the Manager to satisfy its obligations hereunder, including its obligations to deliver financial statements and any other information or reports with respect to the Company. If the Manager is not able to provide a service, or in the reasonable judgment of the Manager it is not prudent to provide a service, without the approval of the Board of Directors, as applicable, then the Manager shall be excused from providing such service (and shall not be in breach of this Agreement) until the applicable approval has been obtained.

(f) Reporting Requirements. (i) As frequently as the Manager may deem reasonably necessary or advisable, or at the direction of the Board of Directors, the Manager shall prepare, or, at the sole cost and expense of the Company, cause to be prepared, with respect to any investment, reports and other information with respect to such investment as may be reasonably requested by the Company.

(ii) The Manager shall prepare, or, at the sole cost and expense of the Company, cause to be prepared, all reports, financial or otherwise, with respect to the Company reasonably required by the Board of Directors in order for the Company to comply with its Governing Instruments, or any other materials required to be filed with any governmental body or agency, and shall prepare, or, at the sole cost and expense of the Company, cause to be prepared, all materials and data necessary to complete such reports and other materials including, without limitation, an annual audit of the Company’s books of account by a nationally recognized independent accounting firm.

(iii) The Manager shall prepare, or, at the sole cost and expense to the Company, cause to be prepared, regular reports for the Board of Directors to enable the Board of Directors to review the Company’s acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the Investment Guidelines and policies approved by the Board of Directors.

(g) Directors, officers, employees and agents of the Manager, American Capital or their respective Affiliates may serve as directors, officers, agents, nominees or signatories for the Company or any of its Subsidiaries, to the extent permitted by their Governing Instruments and pursuant to the Administrative Services Agreement, as from time to time amended, by any resolutions duly adopted by the Board of Directors. When executing documents or otherwise acting in such capacities for the Company or any of its Subsidiaries, such Persons shall indicate in what capacity they are executing on behalf of the Company or any of its Subsidiaries. Without limiting the foregoing, but subject to Section 12 below, the Manager will provide the Company with a management team, including a Chief Executive Officer, Chief

Financial Officer and Chief Investment Officer or similar positions, along with appropriate support personnel to provide the management services to be provided by the Manager to the Company hereunder, who shall devote such of their time to the management of the Company as necessary and appropriate, commensurate with the level of activity of the Company from time to time.

(h) The Manager shall provide personnel for service on the Investment Committee.

(i) The Manager shall maintain reasonable and customary “errors and omissions” insurance coverage and other customary insurance coverage.

(j) The Manager shall provide such internal audit, compliance and control services as may be required for the Company to comply with applicable law (including the Securities Act and Exchange Act), regulation (including SEC regulations) and the rules and requirements of Nasdaq and as otherwise reasonably requested by the Company or its Board of Directors from time to time.

(k) The Manager acknowledges receipt of the Company’s Code of Business Conduct and Ethics and Policy on Insider Trading and Communications Policy (collectively, the “Conduct Policies”) and agrees to require the persons who provide services to the Company to comply with such Conduct Policies in the performance of such services hereunder or such comparable policies as shall in substance hold such persons to at least the standards of conduct set forth in the Conduct Policies.

Section 3. Additional Activities of the Manager; Non-Solicitation; Restrictions.

(a) Except as provided, the last sentence of this Section 3(a) and/or the Investment Guidelines, nothing in this Agreement shall (i) prevent the Manager or any of its Affiliates, officers, directors or employees, from engaging in other businesses or from rendering services of any kind to any other Person or entity, whether or not the investment objectives or policies of any such other Person or entity are similar to those of the Company or (ii) in any way bind or restrict the Manager or any of its Affiliates, officers, directors or employees from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom the Manager or any of its Affiliates, officers, directors or employees may be acting. While information and recommendations supplied to the Company shall, in the Manager’s reasonable and good faith judgment, be appropriate under the circumstances and in light of the investment objectives and policies of the Company, they may be different from the information and recommendations supplied by the Manager or any Affiliate of the Manager to others. The Company shall be entitled to equitable treatment under the circumstances in receiving information, recommendations and any other services, but the Company recognizes that it is not entitled to receive preferential treatment as compared with the treatment given by the Manager or any Affiliate of the Manager to others. The Company shall have the benefit of the Manager’s best judgment and effort in rendering services hereunder and, in furtherance of the foregoing, the Manager shall not undertake activities that, in its good faith judgment, will adversely affect the performance of its obligations under this Agreement.

(b) In the event of a Termination Without Cause of this Agreement by the Company pursuant to Section 10(c) hereof, the Company shall not, without the consent of the Manager, employ or otherwise retain any employee of the Manager or any of its Affiliates (including American Capital) or any person who has been in the employ of the Manager or any of its Affiliates at any time within the two (2) year period immediately preceding the date on which such person commences employment with or is otherwise retained by the Company for two (2) years after such termination of this Agreement. The Company acknowledges and agrees that, in addition to any damages the Manager shall be entitled to equitable relief for any violation of this agreement by the Company, including, without limitation, injunctive relief.

Section 4. Bank Accounts. At the direction of the Board of Directors, the Manager may establish and maintain one or more bank accounts in the name of the Company or any Subsidiary, and may collect and deposit into any such account or accounts, and disburse funds from any such account or accounts, under such terms and conditions as the Board of Directors may approve; and the Manager shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of the Company or any Subsidiary.

Section 5. Records; Confidentiality.

(a) The Manager shall maintain appropriate books of accounts and records relating to services performed hereunder, and such books of account and records shall be accessible for inspection by representatives of the Company or any Subsidiary at any time during normal business hours. The Manager shall keep confidential any and all non-public information, written or oral, obtained by it in connection with the services rendered hereunder (“Confidential Information”) and shall not use Confidential Information except in furtherance of its duties under this Agreement or disclose Confidential Information, in whole or in part, to any Person other than (i) to its Affiliates, officers, directors, employees, agents, representatives or advisors who need to know such Confidential Information for the purpose of rendering services hereunder, (ii) to appraisers, financing sources and others in the ordinary course of the Company’s business ((i) and (ii) collectively, “Manager Permitted Disclosure Parties”), (iii) in connection with any governmental or regulatory filings of the Company or disclosure or presentations to Company investors, (iv) to governmental officials having jurisdiction over the Company, (v) as requested by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party, or (vi) with the consent of the Company. The Manager agrees to inform each of its Manager Permitted Disclosure Parties of the non-public nature of the Confidential Information and to direct such Persons to treat such Confidential Information in accordance with the terms hereof. Nothing herein shall prevent the Manager from disclosing Confidential Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of, or pursuant to any law or regulation, any regulatory agency or authority, (iii) to the extent reasonably required in connection with the exercise of any remedy hereunder, or (iv) to its legal counsel or independent auditors; provided, however that with respect to clauses (i) and (ii), it is agreed that, so long as not legally prohibited, the Manager will provide the Company with prompt written notice of such order, request or demand so that the Company may seek, at its sole expense, an appropriate protective order and/or waive the Manager’s compliance with the provisions of this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, the Manager is required to disclose Confidential Information, the Manager may disclose only that portion of such information that is legally required without liability hereunder; provided, that the Manager agrees to exercise its reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded such information. Notwithstanding anything herein to the contrary, each of the following shall be deemed to be excluded from provisions hereof: any Confidential Information that (A) is available to the public from a source other than the Manager, (B) is released in writing by the Company to the public or to persons who are not under similar obligation of confidentiality to the Company, or (C) is obtained by the Manager from a third-party which, to the best of the Manager’s knowledge, does not constitute a breach by such third-party of an obligation of confidence with respect to the Confidential Information disclosed. The provisions of this Agreement shall survive the expiration or earlier termination of this Agreement for a period of one year.

(b) The Company shall keep confidential any and all Confidential Information and shall not use Confidential Information except in furtherance of the terms of this Agreement or disclose Confidential Information, in whole or in part, to any Person other than (i) to its Affiliates, officers or directors who need to know such Confidential Information for the purpose of fulfilling the Company’s obligations hereunder (collectively, “Company Permitted Disclosure Parties”), (ii) as requested by law or legal process to which the Company or any Person to whom disclosure is permitted hereunder is a party, or (iii) with the consent of the Manager. The Company agrees to (i) inform each of its Company Permitted Disclosure Parties of the non-public nature of the Confidential Information and to direct such Persons to treat such Confidential Information in accordance with the terms hereof and (ii) not disclose any Confidential Information to its Company Permitted Disclosure Parties upon the expiration or nonrenewal of this Agreement in accordance with Section 10. Nothing herein shall prevent the Company from disclosing Confidential Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of, or pursuant to any law or regulation, any regulatory agency or authority, (iii) to the extent reasonably required in connection with the exercise of any remedy hereunder, or (iv) to its legal counsel or independent auditors; provided, however that with respect to clauses (i) and (ii), it is agreed that, so long as not legally prohibited, the Company will provide the Manager with prompt written notice of such order, request or demand so that the Manager may seek, at its sole expense, an appropriate protective order and/or waive the Company’s compliance with the provisions of this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, the Company is required to disclose Confidential Information, the Company may disclose only that portion of such information that is legally required without liability hereunder; provided, that the Company agrees to exercise its reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded such information. Notwithstanding anything herein to the contrary, each of the following shall be deemed to be excluded from provisions hereof: any Confidential Information that (A) is available to the public from a source other than the Company, (B) is released in writing by the

Manager to the public or to persons who are not under similar obligation of confidentiality to the Manager, or (C) is obtained by the Company from a third-party which, to the best of the Company’s knowledge, does not constitute breach by such third-party of an obligation of confidence with respect to the Confidential Information disclosed. For the avoidance of doubt, information about the systems, employees, policies, procedures and investment portfolio (other than investments in which the Company and Manager have co-invested) shall be deemed to be included within the meaning of “Confidential Information” for purposes of the Company’s obligations pursuant to this Section 5(b).

Section 6. Compensation.

(a) For the services rendered under this Agreement, the Company shall pay (i) the Base Management Fee and the Incentive Compensation to the Manager, and (ii) the Stock-Based Compensation to American Capital. The Manager will not receive any compensation for the period prior to the Closing Date other than expenses incurred and reimbursed pursuant to Section 7 hereof.

(b) The parties acknowledge that the Base Management Fee is intended to compensate the Manager for the costs and expenses it will incur pursuant to the Administrative Services Agreement, as well as certain expenses not otherwise reimbursable under Section 7 below, in order for the Manager to provide the Company the investment advisory services and certain general management services rendered under this Agreement.

(c) The Base Management Fee shall be payable in arrears in cash, in monthly installments commencing with the month in which this Agreement is executed. If applicable, the initial and final installments of the Base Management Fee shall be pro-rated based on the number of days during the initial and final month, respectively, that this Agreement is in effect. The Manager shall calculate each monthly installment of the Base Management Fee, and deliver such calculation to the Company, within fifteen (15) days following the last day of each calendar month. The Company shall pay the Manager each installment of the Base Management Fee within five (5) Business Days after the date of delivery to the Company of such computations.

(d) The Incentive Compensation shall be payable in arrears in cash, in quarterly installments commencing with the quarter in which this Agreement is executed. The Manager shall compute each quarterly installment of the Incentive Compensation within 45 days after the end of the calendar quarter with respect to which such installment is payable. A copy of the computations made by the Manager to calculate such installment (the “Incentive Compensation Notice”) shall thereafter promptly be delivered to the Board of Directors and, upon such delivery, payment of such installment of the Incentive Compensation shown therein shall be due and payable no later than the date which is five (5) Business Days after the date of delivery to the Board of Directors of such computations.

(e) The Manager may elect in the Incentive Compensation Notice to receive up to twenty-five percent (25%) of the Incentive Compensation (subject to restrictions under securities laws and Nasdaq and to the remaining provisions of this Section 6(e) and the provisions of Sections 6(f), 6(g) and 6(h)) in shares of Common Stock and the remainder thereof shall be paid in cash. The Manager’s receipt of shares of Common Stock in accordance herewith shall be subject to all applicable securities exchange rules and securities laws (including, without limitation, prohibitions on insider trading). All shares of Common Stock paid to the Manager as the Incentive Compensation will be fully vested upon issuance.

(f) The number of shares of Common Stock payable as the Incentive Compensation shall be based on a value determined as follows:

(i) if the Common Stock is traded on a securities exchange, the value shall be deemed to be the closing price of the Common Stock on such exchange on the Business Day prior to the date on which the quarterly installment of the Incentive Compensation is paid;

(ii) if such shares are actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sales price, as applicable, on the Business Day prior to the issuance of such shares; and

(iii) if there is no active public market for such shares, the value shall be the fair market value thereof, as reasonably determined in good faith by the Board of Directors (including a majority of the then incumbent Independent Directors) of the Company.

(g) If at any time the Manager shall, in connection with a determination of the value of the Common Stock made by the Board of Directors pursuant to Section 6(f) hereof, (i) dispute such determination in good faith by more than five percent (5%), and (ii) such dispute cannot be resolved between the Independent Directors and the Manager within ten (10) Business Days after the Manager provides written notice to the Company of such dispute (the “Valuation Notice”), then the matter shall be resolved by an independent appraiser of recognized standing selected jointly by the Independent Directors and the Manager within not more than twenty (20) days after the Valuation Notice. In the event the Independent Directors and the Manager cannot agree with respect to such selection within the aforesaid twenty (20) day time-frame, the Independent Directors shall select one such independent appraiser and the Manager shall select one independent appraiser within five (5) Business Days after the expiration of the twenty (20) day period, with one additional such appraiser (the “Last Appraiser”) to be selected by the appraisers so designated within five (5) Business Days after their selection. Any valuation decision made by the Last Appraiser shall be deemed final and binding upon the Board of Directors and the Manager and shall be delivered to the Manager and the Board of Directors within not more than fifteen (15) days after the selection of the Last Appraiser. The expenses of the appraisal shall be paid by the party with the estimate which deviated the furthest from the final valuation decision made by the appraisers.

(h) On the Closing Date, the Company shall issue • shares of Common Stock to American Capital, subject to the terms and conditions of a Restricted Stock Award Agreement between the Company and American Capital, a copy of which is annexed hereto as Exhibit B (the “Stock-Based Compensation”).

Section 7. Expenses of the Company.

(a) The Manager shall be responsible for the expenses related to any and all personnel of the Manager and its Affiliates who provide services to the Company pursuant to this Agreement or to the Manager pursuant to the Administrative Services Agreement (including each of the officers of the Company and any directors of the Company who are also directors, officers, employees or agents of the Manager, American Capital or any of their Affiliates), including, without limitation, salaries, bonus and other wages, payroll taxes and the cost of employee benefit plans of such personnel, and costs of insurance with respect to such personnel.

(b) The Company shall pay all of its costs and expenses and shall reimburse the Manager or its Affiliates for expenses of the Manager and its Affiliates incurred on behalf of the Company, excepting only those expenses that are specifically the responsibility of the Manager pursuant to Section 7(a) of this Agreement. Without limiting the generality of the foregoing, it is specifically agreed that the following costs and expenses of the Company or any Subsidiary shall be paid by the Company and shall not be paid by the Manager or Affiliates of the Manager:

(i) all costs and expenses associated with the formation and capital raising activities of the Company and its Subsidiaries, if any, including, without limitation, the costs and expenses of (A) the preparation of the Company’s registration statements, (B) the initial public offering of the Company, (C) the original incorporation and initial organization of the Company, and (D) any subsequent offerings and any filing fees and costs of being a public company, including, without limitation, filings with the SEC, the Financial Industry Regulatory Authority, Inc. and Nasdaq (and any other exchange or over-the-counter market), among other such entities;

(ii) all costs and expenses in connection with the acquisition, disposition, financing, hedging and ownership of the Company’s or any Subsidiary’s investments, including, without limitation, costs and expenses incurred in contracting with third parties to provide such services, such as legal fees, accounting fees, consulting fees, trustee fees, appraisal fees, insurance premiums, commitment fees, brokerage fees and guaranty fees;

(iii) all legal, audit, accounting, consulting, brokerage, listing, filing, custodian, transfer agent, rating agency, registration and other fees and charges, printing, engraving and other expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of the Company’s or any Subsidiary’s equity securities or debt securities;

(iv) all expenses relating to communications to holders of equity securities or debt securities issued by the Company or any Subsidiary and other third party services utilized in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies (including, without limitation, the SEC), including any costs of computer services in connection with this function, the cost of printing and mailing certificates for such securities and proxy solicitation materials and reports to holders of the Company’s or any Subsidiary’s securities and the cost of any reports to third parties required under any indenture to which the Company or any Subsidiary is a party;

(v) all costs and expenses of money borrowed by the Company or its Subsidiaries, if any, including, without limitation, principal, interest and the costs associated with the establishment and maintenance of any credit facilities, warehouse loans, repurchase facilities and other indebtedness of the Company and its Subsidiaries, if any (including commitment fees, legal fees, closing and other costs);

(vi) all taxes and license fees applicable to the Company or any Subsidiary, including interest and penalties thereon;

(vii) all fees paid to and expenses of third-party advisors and independent contractors, consultants, managers and other agents engaged by the Company or any Subsidiary or by the Manager for the account of the Company or any Subsidiary;

(viii) all insurance costs incurred by the Company or any Subsidiary, including, without limitation, the cost of obtaining and maintaining (A) liability or other insurance to indemnify (1) the Manager, (2) the directors and officers of the Company, and (3) underwriters of any securities of the Company, (B) “errors and omissions” insurance coverage, and (C) any other insurance deemed necessary or advisable by the Board of Directors for the benefit of the Company and its directors and officers;

(ix) all compensation and fees paid to directors of the Company or any Subsidiary (excluding those directors who are also directors, officers, employees or agents of American Capital or any of its Affiliates), and all expenses of all directors of the Company or any Subsidiary incurred in their capacity as such;

(x) all third-party legal, accounting and auditing fees and expenses and other similar services relating to the Company’s or any Subsidiary’s operations (including, without limitation, all quarterly and annual audit or tax fees and expenses);

(xi) all third-party legal, expert and other fees and expenses relating to any actions, proceedings, lawsuits, demands, causes of action and claims, whether actual or threatened, made by or against the Company, or which the Company is authorized or obligated to pay under applicable law or its Governing Instruments or by the Board of Directors;

(xii) subject to Section 8 below, any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company or any Subsidiary, or against any trustee, director or officer of the Company or any Subsidiary in his capacity as such for which the Company or any Subsidiary is required to indemnify such trustee, director or officer by any court or governmental agency, or settlement of pending or threatened proceedings;

(xiii) all travel and related expenses of directors, officers and employees of the Company and the Manager, incurred in connection with attending meetings of the Board of Directors or holders of securities of the Company or any Subsidiary or performing other business activities that relate to the Company or any Subsidiary, including, without limitations, travel and related expenses incurred in connection with the purchase, consideration for purchase, financing, refinancing, sale or other disposition of any investment or potential investment of the Company; provided, however, that the Company shall only be responsible for a proportionate share of such expenses, as determined by the Manager in good faith, where such expenses were not incurred solely for the benefit of the Company;

(xiv) all expenses of organizing, modifying or dissolving the Company or any Subsidiary and costs preparatory to entering into a business or activity, or of winding up or disposing of a business activity of the Company or its Subsidiaries, if any;

(xv) all expenses relating to payments of dividends or interest or distributions in cash or any other form made or caused to be made by the Board of Directors to or on account of holders of the securities of the Company or any Subsidiary, including, without limitation, in connection with any dividend reinvestment plan;

(xvi) all costs and expenses related to (A) the design and maintenance of the Company’s web site or sites and (B) the Company’s pro rata share of any computer software, hardware or information technology services that is used by the Company;

(xvii) all costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses; provided, however, that the Company shall only be responsible for a proportionate share of such expenses, as determined by the Manager in good faith, where such expenses were not incurred solely for the benefit of the Company;

(xviii) all costs and expenses incurred with respect to administering the Company’s incentive plans;

(xix) rent (including disaster recovery facilities costs and expenses), telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Manager and its Affiliates required for the Company’s operations; provided, however, that the Company shall only be responsible for a proportionate share of such expenses, as determined by the Manager in good faith, where such expenses were not incurred solely for the benefit of the Company; and

(xx) all other expenses actually incurred by the Manager or its Affiliates or their respective officers, employees, representatives or agents, or any Affiliates thereof, which are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement (including, without limitation, any fees or expenses relating to the Company’s compliance with all governmental and regulatory matters).

(c) Costs and expenses incurred by the Manager on behalf of the Company shall be reimbursed monthly to the Manager. The Manager shall prepare a written statement in reasonable detail documenting the costs and expenses of the Company and those incurred by the Manager on behalf of the Company during each month, and shall deliver such written statement to the Company within thirty (30) days after the end of each month. The Company shall pay all amounts payable to the Manager pursuant to this Section 7(c) within five (5) Business Days after the receipt of the written statement without demand, deduction, offset or delay. Cost and expense reimbursement to the Manager shall be subject to adjustment at the end of each calendar year in connection with the annual audit of the Company. The provisions of this Section 7 shall survive the expiration or earlier termination of this Agreement to the extent such expenses has previously been incurred or are incurred in connection with such expiration or termination.

Section 8. Limits of the Manager’s Responsibility.

(a) The Manager assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Manager, including as set forth in the Investment Guidelines. The Manager and its Affiliates, and the directors, officers, employees and stockholders of the Manager and its Affiliates, will not be liable to the Company, any Subsidiary of the Company, the Board of Directors, or the Company’s stockholders for any acts or omissions by the Manager, its officers, employees or its Affiliates, performed in accordance with and pursuant to this Agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of their respective duties under this Agreement. The Company shall, to the full extent lawful, reimburse, indemnify and hold harmless the Manager, its Affiliates, and the directors, officers, employees and stockholders of the Manager and its Affiliates (each, a “Manager Indemnified Party”), of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, (including reasonable attorneys’ fees) (collectively “Losses”) in respect of or arising from any acts or omissions of such Manager Indemnified Party performed in good faith under this Agreement and, in respect of any such Manager Indemnified Party, not constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties of such Manager Indemnified Party under this Agreement.

(b) The Manager shall, to the full extent lawful, reimburse, indemnify and hold harmless the Company, and the directors, officers and stockholders of the Company and each Person, if any, controlling the Company (each, a “Company Indemnified Party”; a Manager Indemnified Party and a Company Indemnified Party are each sometimes hereinafter referred to as an “Indemnified Party”) of and from any and all Losses in respect of or arising from (i) any acts or omissions of the Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties of the Manager under this Agreement or (ii) any claims by the Manager’s employees relating to the terms and conditions of their employment by the Manager.

(c) In case any such claim, suit, action or proceeding (a “Claim”) is brought against any Indemnified Party in respect of which indemnification may be sought by such Indemnified Party pursuant hereto, the Indemnified Party shall give prompt written notice thereof to the indemnifying party, which notice shall include all documents and information in the possession of or under the control of such Indemnified Party reasonably necessary for the evaluation and/or defense of such Claim and shall specifically state that indemnification for such Claim is being sought under this Section; provided, however, that the failure of the Indemnified Party to so notify the indemnifying party shall not limit or affect such Indemnified Party’s rights to be indemnified pursuant to this Section. Upon receipt of such notice of Claim (together with such documents and information from such Indemnified Party), the indemnifying party shall, at its sole cost and expense, in good faith defend any such Claim with counsel reasonably satisfactory to such Indemnified Party, which counsel may, without limiting the rights of such Indemnified Party pursuant to the next succeeding sentence of this Section, also represent the indemnifying party in such investigation, action or proceeding. In the alternative, such Indemnified Party may elect to conduct the defense of the Claim, if (i) such Indemnified Party reasonably determines that the conduct of its defense by the indemnifying party could be materially prejudicial to its interests, (ii) the indemnifying party refuses to defend (or fails to give written notice to the Indemnified Party within ten (10) days of receipt of a notice of Claim that the indemnifying party assumes such defense), or (iii) the indemnifying party shall have failed, in such Indemnified Party’s reasonable judgment, to defend the Claim in good faith. The indemnifying party may settle any Claim against such Indemnified Party without such Indemnified Party’s consent, provided (i) such settlement is without any Losses whatsoever to such Indemnified Party, (ii) the settlement does not include or require any admission of liability or culpability by such Indemnified Party and (iii) the indemnifying party obtains an effective written release of liability for such Indemnified Party from the party to the Claim with whom such settlement is being made, which release must be reasonably acceptable to such Indemnified Party, and a dismissal with prejudice with respect to all claims made by the party against such Indemnified Party in connection with such Claim. The applicable Indemnified Party shall reasonably cooperate with the indemnifying party, at the indemnifying party’s sole cost and expense, in connection with the defense or settlement of any Claim in accordance with the terms hereof. If such Indemnified Party is entitled pursuant to this Section to elect to defend such Claim by counsel of its own choosing and so elects, then the indemnifying party shall be responsible for any good faith settlement of such Claim entered into by such Indemnified Party. Except as provided in the immediately preceding sentence, no Indemnified Party may pay or settle any Claim and seek reimbursement therefor under this Section.

(d) The provisions of this Section 8 shall survive the expiration or earlier termination of this Agreement.

Section 9. No Joint Venture. The Company and the Manager are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

Section 10. Term; Renewal.

(a) Initial Term. This Agreement shall become effective on the Closing Date and shall continue in operation, unless terminated in accordance with the terms hereof, until •, 2011 (the “Initial Term”).

(b) Automatic Renewal Terms. After the Initial Term, this Agreement shall be deemed renewed automatically each year for an additional one-year period (an “Automatic Renewal Term”) unless the Company or the Manager elects not to renew this Agreement in accordance with Section 10(c) of this Agreement.

(c) Nonrenewal of this Agreement Without Cause. Notwithstanding any other provision of this Agreement to the contrary, upon the expiration of the Initial Term and upon 180 days’ prior written notice to the Manager or the Company (the “Termination Notice”), either the Company (but only with the approval of a majority of the Independent Directors) or the Manager may, without cause, in connection with the expiration of the Initial Term or any Automatic Renewal Term, decline to renew this Agreement (any such nonrenewal, a “Termination Without Cause”). If the Company issues the Termination Notice, the Company shall be obligated to (i) specify the reason for nonrenewal in the Termination Notice and (ii) pay the Manager the Termination Fee before or on the last day of the Initial Term or Automatic Renewal Term (the “Effective Termination Date”). In the event of a Termination Without Cause, nonrenewal of this Agreement shall be without any further liability or obligation of either party to the other, except as provided in Section 3(b), Section 8 and Section 14 of this Agreement. The Manager shall cooperate with the Company in executing an orderly transition of the management of the Company’s assets to a new manager. The Company may terminate this Agreement for cause pursuant to Section 12 hereof even after a Termination Without Cause and, in such case, no Termination Fee shall be payable.

(d) Unfair Manager Compensation. Notwithstanding the provisions of subsection (c) above, if the reason for nonrenewal specified in the Company’s Termination Notice is that a majority of the Independent Directors have determined that the Base Management Fee or the Incentive Compensation payable to the Manager is unfair, the Company shall not have the foregoing nonrenewal right in the event the Manager agrees that it will continue to perform its duties hereunder during the Automatic Renewal Term that would commence upon the expiration of the Initial Term or then current Automatic Renewal Term at a fee that the majority of the Independent Directors determine to be fair; provided, however, the Manager shall have the right to renegotiate the Base Management Fee and/or the Incentive Compensation, by delivering to the Company, not less than 120 days prior to the pending Effective Termination Date, written notice (a “Notice of Proposal to Negotiate”) of its intention to renegotiate the Base Management Fee and/or the Incentive Compensation. Thereupon, the Company and the Manager shall endeavor to negotiate the Base Management Fee and/or the Incentive Compensation in good faith. Provided that the Company and the Manager agree to a revised Base Management Fee, the Incentive Compensation or other compensation structure within sixty (60) days following the Company’s receipt of the Notice of Proposal to Negotiate, the Termination Notice from the Company shall be deemed of no force and effect, and this Agreement shall continue in full force and effect on the terms stated herein, except that the Base Management Fee, the Incentive Compensation or other compensation structure shall be the revised Base Management Fee, Incentive Compensation or other compensation structure then agreed upon by the Company and the Manager. The Company and the Manager agree to execute and deliver an amendment to this Agreement setting forth such revised Base Management Fee, Incentive Compensation, or other compensation structure promptly upon reaching an agreement regarding same. In the event that the Company and the Manager are unable to agree to a revised Base Management Fee, Incentive Compensation, or other compensation structure during such sixty (60) day period, this Agreement shall terminate on the Effective Termination Date and the Company shall be obligated to pay the Manager the Termination Fee upon the Effective Termination Date.

Section 11. Assignments.

(b) Assignments by the Manager. This Agreement shall terminate automatically without payment of the Termination Fee in the event of its assignment, in whole or in part, by the Manager, unless such assignment is consented to in writing by the Company with the consent of a majority of the Independent Directors. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound, and the Manager shall be liable to the Company for all errors or omissions of the assignee under any such assignment. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as the Manager. Notwithstanding the foregoing, the Manager may (i) assign this Agreement to an Affiliate of the Manager that is a successor to the Manager by reason of a restructuring or other internal reorganization among the

Manager and any one or more of its Affiliates without the consent of the majority of the Independent Directors and (ii) delegate to one or more of its Affiliates the performance of any of its responsibilities hereunder so long as it remains liable for any such Affiliate’s performance. Nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Manager under this Agreement.

(c) Assignments by the Company. This Agreement shall terminate automatically in the event of its assignment, in whole or in part, by the Company, unless such assignment is consented to in writing by the Manager. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Company is bound. In addition, the assignee shall execute and deliver to the Manager a counterpart of this Agreement.

Section 12. Termination of the Manager for Cause. At the option of the Company and at any time during the term of this Agreement, this Agreement shall be and become terminated upon 60 days’ written notice of termination from the Board of Directors to the Manager, without payment of the Termination Fee, if any of the following events shall occur, which shall be determined by a majority of the Independent Directors:

(a) the Manager shall commit any act of fraud, misappropriation of funds, or embezzlement against the Company or shall be grossly negligent in the performance of its duties under this Agreement (including such action or inaction by the Manager which materially impairs the Company’s ability to conduct its business);

(b) the Manager shall fail to provide adequate or appropriate personnel necessary for the Manager to originate investment opportunities for the Company and to manage and develop the Company’s portfolio; provided, that such default has continued uncured for a period of sixty (60) days after written notice thereof, which notice shall contain a request that the same be remedied;

(c) the Manager shall commit a material breach of any provision of this Agreement (including the failure of the Manager to use reasonable efforts to comply with the Investment Guidelines); provided, that such default has continued uncured for a period of sixty (60) days after written notice thereof, which notice shall contain a request that the same be remedied;

(d) (A) the Manager shall commence any case, proceeding or other action (1) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (2) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Manager shall make a general assignment for the benefit of its creditors; or (B) there shall be commenced against the Manager any case, proceeding or other action of a nature referred to in clause (A) above which (1) results in the entry of an order for relief or any such adjudication or appointment or (2) remains undismissed, undischarged or unbonded for a period of 90 days; or (C) the Manager shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (A) or (B) above; or (D) the Manager shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(e) upon the dissolution of the Manager.

If any of the events specified above shall occur, the Manager shall give prompt written notice thereof to the Board of Directors.

Section 13. Action Upon Termination. From and after the effective date of termination of this Agreement pursuant to Sections 10, 11, or 12 of this Agreement, the Manager shall not be entitled to compensation for further services hereunder, but shall be paid all compensation accruing to the date of termination and, if terminated or not renewed pursuant to Section 10, the Termination Fee. Upon any such termination, the Manager shall forthwith:

(a) after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company or a Subsidiary all money collected and held for the account of the Company or a Subsidiary pursuant to this Agreement;

(b) deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company and any Subsidiaries; and

(c) deliver to the Board of Directors all property and documents of the Company and any Subsidiaries then in the custody of the Manager.

Section 14. Release of Money or Other Property Upon Written Request.

The Manager agrees that any money or other property of the Company (which such term, for the purposes of this Section, shall be deemed to include any and all of its Subsidiaries, if any) held by the Manager shall be held by the Manager as custodian for the Company, and the Manager’s records shall be appropriately and clearly marked to reflect the ownership of such money or other property by the Company. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company any money or other property then held by the Manager for the account of the Company under this Agreement, the Manager shall release such money or other property to the Company within a reasonable period of time, but in no event later than 60 days following such request. Upon delivery of such money or other property to the Company, the Manager shall not be liable to the Company, the Board of Directors, or the Company’s stockholders or partners for any acts or omissions by the Company in connection with the money or other property released to the Company in accordance with this Section. The Company shall indemnify the Manager, its directors, officers, stockholders, employees and agents against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Manager’s release of such money or other property to the Company in accordance with the terms of this Section 14. Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Section 8 of this Agreement.

Section 15. Representations and Warranties.

(a) The Company hereby represents and warrants to the Manager as follows:

(i) The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware, has the corporate power and authority and the legal right to own and operate its assets, to lease any property it may operate as lessee and to conduct the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Company.

(ii) The Company has the corporate power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person, including stockholders and creditors of the Company, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Company in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Company, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

(iii) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Company, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Company, or the Governing Instruments of, or any securities issued by the Company or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company is a party or by which the Company or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Company and its Subsidiaries, if any, taken as a whole, and will not result in, or require, the creation or imposition of any lien or any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

(b) The Manager hereby represents and warrants to the Company as follows:

(i) The Manager is duly organized, validly existing and in good standing under the laws of the State of Delaware, has the limited liability company power and authority and the legal right to own and operate its assets, to lease the property it operates as lessee and to conduct the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Manager.

(ii) The Manager has the limited liability company power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person, including members and creditors of the Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Manager in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Manager, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Manager enforceable against the Manager in accordance with its terms.

(iii) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Manager, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Manager, or the

Governing Instruments of, or any securities issued by the Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Manager is a party or by which the Manager or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Manager, and will not result in, or require, the creation or imposition of any lien or any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

Section 16. Miscellaneous.

(a) Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission with telephonic confirmation or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below (or to such other address as may be hereafter notified by the respective parties hereto in accordance with this Section 16):

The Company:	American Capital Agency Corp. 2 Bethesda Metro Center, 14th Floor Bethesda, MD 20814 Attention: Chief Financial Officer Fax: 301-968-9301

with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, New York 10036 Attention: David J. Goldschmidt, Esq. Fax: (212) 735-2000

The Manager:	American Capital Agency Management, LLC c/o American Capital Strategies, Ltd. 2 Bethesda Metro Center, 14th Floor Bethesda, MD 20814 Attention: Chief Financial Officer Fax: 301-951-5651

with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, New York 10036 Attention: David J. Goldschmidt, Esq. Fax: (212) 735-2000

(b) Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns as provided herein.

(c) Integration. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

(d) Amendments. This Agreement, nor any terms hereof, may not be amended, supplemented or modified except in an instrument in writing executed by the parties hereto.

(e) GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE PARTIES HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR ANY DISTRICT WITHIN SUCH STATE FOR THE PURPOSE OF ANY ACTION OR JUDGMENT RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY AND TO THE LAYING OF VENUE IN SUCH COURT.

(f) WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(g) Survival of Representations and Warranties. All representations and warranties made hereunder, and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement.

(h) No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of a party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(i) Costs and Expenses. Each party hereto shall bear its own costs and expenses (including the fees and disbursements of counsel and accountants) incurred in connection with the negotiations and preparation of and the closing under this Agreement, and all matter incident thereto.

(j) Section Headings. The section and subsection headings in this Agreement are for convenience in reference only and shall not be deemed to alter or affect the interpretation of any provisions hereof.

(k) Counterparts. This Agreement may be executed by the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

(l) Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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IN WITNESS WHEREOF, each of the parties hereto have executed this Management Agreement as of the date first written above.

American Capital Agency Corp.

By:
Name:
Title:

American Capital Agency Management, LLC

By:
Name:
Title:

Exhibit A

Investment Guidelines

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in that certain Management Agreement, dated as of •, 2008, as may be amended from time to time (the “Management Agreement”), by and between American Capital Agency Corp. (the “Company”) and American Capital Agency Management, LLC (the “Manager”).

1. The Company shall not make any investments other than investments in Agency Securities.

2. The Company’s leverage may not exceed 10 times its stockholders’ equity (as computed in accordance with GAAP) (the “Leverage Threshold.”) In the event that the Company’s leverage inadvertently exceeds the Leverage Threshold, the Company may not utilize additional leverage without prior approval from the Board of Directors until the Company is once again in compliance with the Leverage Threshold.

3. No investment shall be made that would cause the Company to fail to qualify as a REIT under the Code.

4. No investment shall be made that would cause the Company to be regulated as an investment company under the Investment Company Act.

5. A majority of the Independent Directors must approve any transaction between the Company and/or any of its subsidiaries on the one hand and the Manager and/or any of its Affiliates (including, but not limited to American Capital) on the other hand.

These Investment Guidelines may be amended, restated, modified, supplemented or waived by the Board of Directors (which must include a majority of the Independent Directors) without the approval of the Company’s stockholders.

Exhibit B

Restricted Stock Award Agreement